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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 24, 2004

Registration No. 333-114290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	06-1047163 (I.R.S. Employer Identification Number)
500 Kendall Street Cambridge, Massachusetts 02142 (617) 252-7500 (Address, including zip code, and telephone number, including area code of principal executive offices)

PETER WIRTH
Executive Vice President and Chief Legal Officer
Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
(617) 252-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

PAUL KINSELLA
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS	Subject to Completion and Amendment, June 24, 2004

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$690,000,000 Principal Amount of
1.25% Convertible Senior Notes Due 2023 and
9,685,254 Shares of Genzyme Common Stock Issuable on Conversion of the Notes

We issued the notes in a private placement in December 2003. This prospectus will be used by selling securityholders to resell from time to time their notes and the shares of Genzyme common stock issuable upon conversion of their notes. We will not receive any of the proceeds from the resale of the notes or the shares issuable upon conversion of the notes.

The notes accrue interest at an annual rate of 1.25%. Interest on the notes is due on June 1 and December 1 of each year. The first interest payment was made on June 1, 2004. The notes mature on December 1, 2023.

On or after December 1, 2008, we may, at our option, redeem for cash all or part of the notes that have not previously been converted or repurchased at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Holders may require us to purchase all or part of their notes on December 1, 2008, December 1, 2013 and December 1, 2018 at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. We would pay the purchase price, solely at our option, in cash, shares of our common stock or a combination of cash and shares of our common stock, provided that we would pay any accrued and unpaid interest in cash. Any shares of common stock would be valued at 100% of the average closing sale price of our common stock for the 10 trading days immediately preceding, and including, the third business day immediately preceding the purchase date, as described in this prospectus.

The notes are convertible into shares of our common stock at an initial conversion rate, subject to adjustment, of 14.0366 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $71.24 per share) under circumstances described in this prospectus.

The notes are our unsecured senior obligations and rank equally with all of our existing and future unsecured senior debt. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and all existing and future liabilities of our subsidiaries, including trade payables.

The notes have been designated for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc. Any notes that are resold by means of this prospectus will no longer be eligible for trading in The PortalSM Market. Genzyme common stock is quoted on the Nasdaq National Market under the trading symbol "GENZ," and on June 23, 2004 its closing price was $45.42 per share.

Investing in the notes and shares of Genzyme common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2004

        Except for descriptions of the notes and obligations under the indenture, unless otherwise indicated, "Genzyme," "we," "us" and "our" refer to Genzyme Corporation and its subsidiaries. The notes are obligations of Genzyme Corporation and not any of its subsidiaries. Accordingly, in descriptions of the notes and obligations under the indenture "Genzyme", "we", "us" and "our" refer to Genzyme Corporation alone.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of the securities described in this prospectus. The selling securityholders are not making an offer to sell nor are they aseeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Note Regarding Trademarks

        Genzyme®, Renagel®, Cerezyme®, Ceredase®, Fabrazyme®, Myozyme®, Thyrogen® and Synvisc® are registered trademarks of Genzyme. Sepra™ is a trademark of Genzyme. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. Thymoglobulin® and Lymphoglobuline® are registered trademarks of SangStat Medical Corporation. All rights reserved.

PROSPECTUS SUMMARY

        This summary provides an overview of selected information and does not contain all the information you should consider. Before making an investment decision, you should carefully read the entire prospectus, including the section entitled "Risk Factors," and the documents incorporated by reference into this prospectus.

Genzyme Corporation

        We are a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. Our broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and organ transplant, and includes an industry-leading array of diagnostic products and services. We are organized into five financial reporting units:

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  Renal, which develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure. The unit derives substantially all of its revenue from sales of Renagel;

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  Therapeutics, which develops, manufactures and distributes therapeutic products, with an expanding focus on products to treat patients suffering from genetic diseases and other chronic debilitating diseases, including a family of diseases known as lysosomal storage disorders, or LSDs, and other specialty therapeutics, such as Thyrogen. The unit derives substantially all of its revenue from sales of Cerezyme, Fabrazyme and Thyrogen;

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  Transplant, which develops, manufactures and distributes therapeutic products for the treatment of immune-mediated diseases, with a focus on products that address the pre-transplantation, prevention and treatment of acute rejection in organ and bone marrow transplantation, as well as other auto-immune disorders. The unit derives its revenue primarily from sales of Thymoglobulin and Lymphoglobuline;

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  Biosurgery, which develops, manufactures and distributes biotherapeutics and biomaterial products, with an emphasis on products that meet medical needs in the orthopaedics and broader surgical areas. The unit derives its revenue primarily from sales of Synvisc, the Sepra line of products and, through June 30, 2003, sales of cardiac devices products; and

  •
  Diagnostics/Genetics, which develops, manufactures and distributes diagnostic products, with a focus on in vitro diagnostics and provides genetic testing services.

        Our other business units are bulk pharmaceuticals, oncology, cardiovascular and drug discovery and development.

        We were founded in 1981 and became a Massachusetts corporation in 1991. Our principal offices are located at Genzyme Center, 500 Kendall Street, Cambridge, Massachusetts 02142 and our main telephone number is (617) 252-7500. You can find additional information about us in our filings with the SEC. See "Where you can find more information."

Ratio of Earnings to Fixed Charges

        The following table sets forth for the periods indicated our ratios of earnings to fixed charges. We calculated our ratio of earnings to fixed charges by dividing (1) the sum of (a) pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries and losses from equity investees, (b) fixed charges (excluding capitalized interest), (c) amortization of capitalized interest and (d) minority interest in the pre-tax loss of subsidiaries that have not included fixed charges, by (2) fixed charges. Fixed charges consist of interest expense (including capitalized interest), amortization of debt issuance costs and one-third of rent expense which is deemed representative of an interest factor.

Period	Ratio of Earnings to Fixed Charges
Fiscal quarter ended March 31, 2004	5.5x
Fiscal year ended December 31, 2003	1.4x
Fiscal year ended December 31, 2002	3.7x
Fiscal year ended December 31, 2001(1)	—
Fiscal year ended December 31, 2000	2.4x
Fiscal year ended December 31, 1999	6.3x

(1)
The ratio of earnings to fixed charges is not presented for the fiscal year ended December 31, 2001 because in such period fixed charges exceeded earnings (as set forth above) by $83.0 million primarily due to:

•
$95.6 million of charges for in-process research and development resulting from the acquisitions of Novazyme Pharmaceuticals, Inc. and Wyntek Diagnostics, Inc.; and

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a loss of $25.0 million related to the sale of our Snowden-Pencer line of surgical instruments.

The Notes

        The following is a brief summary of the terms of the notes. For a more complete description of the notes, see "Description of notes" in this prospectus.

Notes	$690,000,000 aggregate principal amount of 1.25% convertible senior notes due December 1, 2023.
Maturity	The notes will mature on December 1, 2023, unless earlier redeemed, repurchased or converted.
Interest payment dates	The notes accrue interest at 1.25% per annum on the principal amount of the notes. Interest is due semi-annually in arrears on June 1 and December 1 of each year.
Conversion rights
The notes are convertible into 14.0366 shares of our common stock, $0.01 par value per share, per $1,000 principal amount of notes (which represents an initial conversion price of approximately $71.24 per share), subject to adjustment, only in the following circumstances and to the following extent:

• if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the trading day immediately preceding the day the notes are surrendered for conversion exceeds 120% of the conversion price in effect on that 30th trading day;

• during the five consecutive trading day period immediately following any 10 consecutive trading day period, which we refer to as the "note measurement period," during which the trading price per $1,000 principal amount of notes on each trading day during the note measurement period was less than 95% of the conversion value of the notes on such trading day, unless the notes are surrendered after December 1, 2018 and the closing sale price of our common stock on the trading day immediately preceding the day the notes are surrendered is greater than 100% but equal to or less than 120% of the conversion price then in effect;
• if we make certain distributions on our common stock or engage in certain corporate transactions; or
• if the notes are called for redemption.
See "Description of notes—Conversion rights."
Ranking
The notes are senior, unsecured obligations of Genzyme Corporation and rank equally with all of Genzyme Corporation's existing and future senior unsecured indebtedness. The notes are effectively subordinated to all of Genzyme Corporation's existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of March 31, 2004, Genzyme Corporation had no outstanding secured indebtedness, and our subsidiaries had approximately $250 million of indebtedness and other obligations, excluding intercompany liabilities and guarantees under our credit facility, that effectively rank senior to the notes. See "Description of notes—Ranking."

Sinking fund	None.
Redemption of notes at our option
On or after December 1, 2008, we may at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. See "Description of notes—Redemption of notes at our option."
Purchase of notes by us at the option of the holder
On each of December 1, 2008, December 1, 2013 and December 1, 2018, holders may require us to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. We will pay the purchase price, solely at our option, in cash, shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest in cash. The shares of common stock will be valued at 100% of the average closing sale price of our common stock for the 10 trading days immediately preceding, and including, the third business day immediately preceding the purchase date, as described in this prospectus. See "Description of notes—Purchase of notes by us at the option of the holder."
Right of holder to require us to repurchase notes if a repurchase event occurs
If a repurchase event, as described in this prospectus, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See "Description of notes—Holders may require us to repurchase their notes upon a repurchase event."
Events of default
If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See "Description of notes—Events of default."
Use of proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes.
DTC eligibility
The notes were issued in book-entry-only form and are represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interests may be exchanged for certificated securities. See "Description of notes—Form, denomination and registration of notes."

Listing and trading
The notes are not listed on any securities exchange or included in any automated quotation system. Any notes that are sold by means of this prospectus will no longer be eligible for trading in The PORTALSM Market. Our common stock is quoted on the Nasdaq National Market under the symbol "GENZ."
Material US federal tax considerations
For a discussion of certain US federal tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see "Material US federal tax consequences."
Risk factors
In analyzing an investment in the notes offered by this prospectus, prospective investors should carefully consider, along with other matters referred to in this prospectus, the information set forth under "Risk factors."

        For a more complete description of the terms of the notes, see "Description of notes." For a more complete description of our common stock, see "Description of capital stock—Description of common stock."

RISK FACTORS

        In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below before making a decision to invest in the notes and the shares of common stock into which the notes are convertible.

Risks Related to Our Business

Our financial results are highly dependent on sales of Cerezyme.

        We generate a significant portion of our revenue from sales of enzyme-replacement products for patients with Gaucher disease. Sales of Cerezyme and its predecessor Ceredase totaled $733.8 million for the year ended December 31, 2003, representing approximately 47% of our consolidated product revenue for that year. Because our business is highly dependent on Cerezyme, negative trends in revenue from this product could have a significant adverse effect on our operations and cause the value of our securities to decline substantially. We will lose revenue if alternative treatments gain commercial acceptance, if our marketing activities are restricted, or if reimbursement is limited. In addition, the patient population with Gaucher disease is not large. Because a significant percentage of that population already uses Cerezyme, opportunities for future sales growth are constrained. Furthermore, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme with other therapeutic products or reduce the amount of Cerezyme prescribed, could limit growth, or result in a decline, in Cerezyme sales. Historically, we have marketed Cerezyme for Type 1 Gaucher disease. In 2003, the label in the European Union was expanded to include Type 3 Gaucher disease. We do not know whether the expanded European label will increase sales.

If we fail to increase sales of several products, we will not meet our financial goals.

        Over the next few years, our success will depend substantially on our ability to increase revenue from many different products and services. The products include Fabrazyme, Renagel, Synvisc, Thymoglobulin, and Thyrogen. Our ability to increase sales will depend on a number of factors, including:

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  acceptance by the medical community of each product;

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  the availability of competing treatments that are deemed more efficacious, more convenient to use, or more cost effective;

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  our ability, and the ability of our collaborators, to efficiently manufacture sufficient quantities of each product to meet demand and to do so in a cost efficient manner;

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  regulation by the U.S. Food and Drug Administration (FDA) and other government authorities;

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  the scope of the labeling approved by regulatory authorities for each product and competitive products;

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  the effectiveness of our sales force;

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  the availability of reimbursement from third party payors and the extent of coverage; and

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  the size of the patient population for each product.

        Part of our growth strategy involves conducting additional clinical trials to support approval of expanded uses of some of our products and pursuing marketing approval for our products in new jurisdictions. With Synvisc, for example, we are pursuing marketing approval in Japan and are seeking to expand approval in the United States to cover use as a treatment of pain from osteoarthritis in the hip. The success of this component of our growth strategy will depend on the content and timing of our submissions to regulatory authorities and whether and when those authorities determine to grant approvals.

        Because the healthcare industry is extremely competitive and regulatory requirements rigorous, we spend substantial funds marketing our products and attempting to expand approved uses for them. These expenditures depress near-term profitability, with no assurance that the expenditures will generate future profits that justify the expenditures.

Our future success will depend on our ability to effectively develop and market our products against those of our competitors.

        The human healthcare products and services industry is extremely competitive. Other organizations, including pharmaceutical firms and biotechnology companies, have developed and are developing products and services that compete with our products, services, and product candidates. If doctors or patients prefer these competitive products or these competitive products have superior safety, efficacy, pricing or reimbursement characteristics, we will have difficulty maintaining or increasing the sales of our products.

        Celltech Group plc and Actelion Ltd. have developed Zavesca®, a small molecule drug candidate for the treatment of Gaucher disease, the disease addressed by Cerezyme. Zavesca has been approved by both the FDA and the European Commission as an oral therapy for use in patients with mild to moderate Type 1 Gaucher disease for whom enzyme replacement is unsuitable. Teva Pharmaceuticals Industries Ltd., a licensee of Celltech, has received marketing approval of Zavesca in Israel. In addition, Transkaryotic Therapies Inc. (TKT) initiated clinical trials in April 2004 for its gene-activated glucocerebrosidase program, also to treat Gaucher disease.

        Nabi Biopharmaceuticals is currently marketing PhosLo®, a calcium based phosphate binder. Like Renagel, PhosLo is approved for the control of elevated phosphate levels in patients with end-stage kidney failure. In addition, Shire Pharmaceuticals Group plc is developing Fosrenol® lanthanum carbonate, a non-calcium based phosphate binder, has filed for marketing approval of Fosrenol in the United States, the European Union, and Canada and has received an approvable letter from the FDA. Renagel also competes with over-the-counter calcium carbonate products such as TUMS®.

        In the European Union, TKT is marketing a competitive enzyme replacement therapy for Fabry disease, the disease addressed by Fabrazyme. In addition, while Fabrazyme has received Orphan Drug designation, which provides us with seven years of market exclusivity for the product in the United States, other companies may seek to overcome our market exclusivity and, if successful, compete with Fabrazyme in the United States.

        Smith & Nephew Orthopaedics, Anika Therapeutics, Inc., Sanofi-Synthelabo Inc. and Ortho Biotech, L.P. are selling products that compete directly with Synvisc, and we believe other directly competitive products are under development. Furthermore, several companies market products designed to relieve the pain associated with osteoarthritis. Synvisc will have difficulty competing with any of these products to the extent the competitive products are considered more efficacious, less burdensome to administer, or more cost-effective.

        The examples above are illustrative. Almost all of our products face competition. Furthermore, the field of biotechnology is characterized by significant and rapid technological change. Discoveries by others may make our products or services obsolete. For example, competitors may develop approaches to treating lysosomal storage disorders that are more effective or less expensive than our products and product candidates. Because a significant portion of our revenue is derived from products that address this class of diseases and a substantial portion of our expenditures is devoted to developing new therapies for this class of diseases, such a development would have a material negative impact on our operations. Furthermore, our recent acquisition of SangStat Medical Corporation and collaborations with MacroGenics, Inc. and Cortical Pty Ltd., all in 2003, reflect our commitment to the immune-mediated disease area. Several pharmaceutical and biotechnology companies are pursuing programs in this area, and these organizations may develop approaches that are superior to ours.

If we fail to obtain adequate levels of reimbursement for our products from third party payors, the commercial potential of our products will be significantly limited.

        A substantial portion of our revenue comes from payments by third-party payors, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as governmental actions and proposals to reduce payments under government insurance programs, third party payors are increasingly attempting to contain healthcare costs by:

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  challenging the prices charged for healthcare products and services;

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  limiting both the coverage and the amount of reimbursement for new therapeutic products;

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  shifting payments for products and services through co-payments, co-insurance and other risk sharing arrangements;

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  denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third party payors; and

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  refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

        Government and other third party payors may not provide adequate insurance coverage or reimbursement for our products and services, which would impair our financial results. In addition, third party payors may not reimburse patients for newly approved healthcare products, which could decrease demand for our products. Furthermore, legislatures, including the U.S. Congress, occasionally discuss implementing broad-based measures to contain healthcare costs. If third party reimbursement is further constrained, or if legislation is passed to contain healthcare costs, our profitability and financial condition will suffer.

We may encounter substantial difficulties managing our growth.

        Several risks are inherent to our plans to grow our business. Achieving our goals will require substantial investments in research and development, sales and marketing, and facilities. With respect to Renagel, for example, we have spent considerable resources building out and seeking regulatory approvals for our tableting facility in Waterford, Ireland and manufacturing plants in Haverhill, UK. We cannot assure that these facilities will prove sufficient to meet demand for Renagel, or that we will sell sufficient quantities of Renagel to recoup our investment in these facilities. In addition, we have invested in building a new manufacturing plant in Geel, Belgium for the production of monoclonal antibodies for clinical trials and commercial products. We cannot assure you that the facility will obtain the required approvals to begin operations, or that its output will allow us to recoup our investment. We incur similar costs for our other products and product candidates with comparable risks.

        If we are able to grow sales of our products, we may have difficulty managing inventory levels. Marketing new therapies is a complicated process, and gauging future demand is difficult. With Renagel, for example, we have encountered problems managing inventory levels at wholesalers. Similarly, we encounter difficulty forecasting revenue trends for Synvisc because our marketing partners are largely responsible for end-user sales. Comparable problems may arise with our other products, particularly during market introduction.

        Growth in our business may also contribute to fluctuations in our operating results, which may cause the price of our securities to decline. Our revenue may fluctuate due to many factors, including changes in:

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  wholesaler buyer patterns;

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  reimbursement rates;

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  physician prescribing habits;

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  the availability or pricing of competitive products; and

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  currency exchange rates.

        We may also experience fluctuations in our quarterly results due to price changes and sales incentives. For example, if we announce a future price increase, purchasers of our products, particularly wholesalers, may increase current purchase orders and reduce order levels following the price increase. We occasionally offer sales incentives and promotional discounts on some of our products and services that could have a similar impact. In addition, some of our products are subject to seasonal fluctuation in demand.

        Our operating results and financial position also may be impacted when we attempt to grow through business combination transactions. We may encounter problems assimilating operations acquired in these transactions. Business combination transactions often entail the assumption of unknown liabilities, the loss of key employees, and the diversion of management attention. Furthermore, in any business combination, including our recent acquisition of SangStat, our proposed merger with ILEX Oncology, Inc. and our recent acquisition of the oncology testing assets of IMPATH Inc., there is a substantial risk that we will fail to realize the benefits we anticipate when we decide to undertake the transaction. We have in the past taken significant charges for impairment of goodwill and for impaired assets acquired in business combination transactions. We may be required to take similar charges in the future.

Manufacturing problems may cause product launch delays, inventory shortages, excess capacity and unanticipated costs.

        In order to generate revenue from our approved products, we must be able to produce sufficient quantities of the products at approved facilities. In connection with our efforts to avoid supply constraints with Renagel, we have built two new manufacturing plants in Haverhill, UK and a tableting facility in Waterford, Ireland. In addition, we have invested in a monoclonal antibody manufacturing plant in Geel, Belgium. Building these, and our other production facilities, is expensive, and our ability to recover these costs will depend on increased revenue from the products produced at the facilities. Furthermore, we may encounter production interruptions at these facilities, which could lead to inventory shortages and other problems. A number of factors could cause production interruptions, including equipment malfunctions, labor problems, natural disasters, power outages, terrorist activities, or disruptions in the operations of our suppliers.

        Manufacturing is subject to extensive government regulation. Regulatory authorities must approve the facilities in which human healthcare products are produced. In addition, facilities are subject to ongoing inspections and minor changes in manufacturing processes may require additional regulatory approvals, either of which could cause us to incur significant additional costs and lose revenue.

        The manufacturing processes we employ to produce small quantities of material for research and development activities and clinical trials may not be successfully scaled up for production of commercial quantities at a reasonable cost or at all. Many of our products are difficult to manufacture. Our products that are biologics, for example, require product characterization steps that are more onerous than those required for most chemical pharmaceuticals. Accordingly, we employ multiple steps to attempt to control the manufacturing processes. Minor deviations in these manufacturing processes could result in unacceptable changes in the products that result in lot failures, product recalls, or product liability.

If our strategic alliances are unsuccessful, our operating results will be negatively impacted.

        Several of our strategic initiatives involve alliances with other biotechnology and pharmaceutical companies. These include a joint venture with BioMarin Pharmaceutical, Inc. with respect to Aldurazyme, and a marketing relationship under which Wyeth distributes Synvisc in several jurisdictions. The success of these and similar arrangements is largely dependent on technology and other intellectual property contributed by our strategic partners or the resources, efforts, and skills of our partners. Disputes and difficulties in such relationships are common, often due to conflicting priorities or conflicts of interest. Merger and acquisition activity may exacerbate these conflicts. The benefits of these alliances are reduced or eliminated when strategic partners:

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  terminate the agreements or limit our access to the underlying intellectual property;

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  fail to devote financial or other resources to the alliances and thereby hinder or delay development, manufacturing or commercialization activities;

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  fail to successfully develop, manufacture or commercialize any products; or

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  fail to maintain the financial resources necessary to continue financing their portion of the development, manufacturing, or commercialization costs or their own operations.

        Furthermore, payments we make under these arrangements, such as the $12.1 million payment we made to BioMarin in May 2003 upon receipt of FDA approval of Aldurazyme, may exacerbate fluctuations in our financial results. In addition, under some of our strategic alliances, we make milestone payments well in advance of commercialization of products with no assurance that we will ever recoup these payments. We also may make equity investments in our strategic partners, as we did in September and October 2003 with Cambridge Antibody Technology Group plc. Many of these investments decline in value and as a result, we may incur financial statement charges in the future.

The development of new biotechnology products involves a lengthy and complex process, and we may be unable to commercialize any of the products we are currently developing.

        We have multiple products under development and devote considerable resources to research and development, including clinical trials. For example, we are currently conducting two clinical trials for Myozyme, an enzyme replacement therapy intended to treat Pompe disease, and we are spending considerable resources attempting to develop new treatments for Gaucher disease.

        Before we can commercialize our development-stage products, we will need to:

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  conduct substantial research and development;

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  undertake preclinical and clinical testing;

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  develop and scale-up manufacturing processes; and

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  pursue regulatory approvals and, in some jurisdictions, pricing approvals.

        This process involves a high degree of risk and takes several years. Our product development efforts with respect to a product candidate may fail for many reasons, including:

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  failure of the product candidate in preclinical studies;

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  difficulty enrolling patients in clinical trials, particularly for disease indications with small populations;

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  patients exhibiting adverse reactions to the product candidate or indications or other safety concerns;

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  insufficient clinical trial data to support the effectiveness of the product candidate;

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  our inability to manufacture sufficient quantities of the product candidate for development or commercialization activities in a timely and cost-efficient manner; or

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  our failure to obtain the required regulatory approvals for the product candidate or the facilities in which it is manufactured.

        Few research and development projects result in commercial products, and success in preclinical studies or early clinical trials often is not replicated in later studies. We may decide to abandon development of a product or service candidate at any time or we may be required to expend considerable resources repeating clinical trials or conducting additional trials, either of which would adversely impact the timing for generating possible revenue for those product candidates.

        Our efforts to expand the approved indications for our products and to gain marketing approval in new jurisdictions also may fail. These expansion efforts are subject to many of the risks associated with completely new products, and, accordingly, we may fail to recoup the investments we make pursuing these expansions.

Government regulation imposes significant costs and restrictions on the development and commercialization of our products and services.

        Our success will depend on our ability to satisfy regulatory requirements. We may not receive required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the FDA and comparable agencies in foreign jurisdictions must approve human therapeutic and diagnostic products before they are marketed, as well as the facilities in which they are made. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. Several biotechnology companies have failed to obtain regulatory approvals because regulatory agencies were not satisfied with the structure or conduct of clinical trials or the ability to interpret the data from the trials; similar problems could delay or prevent us from obtaining approvals. Furthermore, regulatory authorities, including the FDA, may not agree with our interpretations of our clinical trial data, which could delay, limit or prevent regulatory approvals.

        Therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. If we fail to comply with applicable regulatory requirements, regulatory authorities could take actions against us, including:

  •
  issuing warning letters;

  •
  issuing fines and other civil penalties;

  •
  suspending regulatory approvals;

  •
  refusing to approve pending applications or supplements to approved applications;

  •
  suspending product sales in the United States and/or exports from the United States;

  •
  mandating product recalls; and

  •
  seizing products.

        Furthermore, the FDA and comparable foreign regulatory agencies may require post-marketing clinical trials or patient outcome studies. We have agreed with the FDA, for example, to a number of post-marketing commitments as a condition to U.S. marketing approval for Fabrazyme and Aldurazyme. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on us, including withdrawal of one or more of our products or services from the market.

Legislative or regulatory changes may adversely impact our business.

        The FDA has designated some of our products, including Fabrazyme, Aldurazyme, and Myozyme, as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of a drug. If the Orphan Drug Act is amended in this manner, any approved drugs for which we have been granted exclusive marketing rights under the Orphan Drug Act will face increased competition, which may decrease the amount of revenue we receive from these products.

        In addition, the United States government and other governments have shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely impact:

  •
  the pricing of therapeutic products and medical devices in the United States or internationally;

  •
  the ability of consumers residing in the United States to purchase therapeutic products and medical devices that have been imported from manufacturers and distributors located outside of the United States; and

  •
  the amount of reimbursement available from governmental agencies or other third party payors.

        New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, which relate to health care availability, methods of delivery or payment for products and services, or sales, marketing or pricing may cause our revenue to decline, and we may need to revise our research and development programs.

We may require significant additional financing, which may not be available to us on favorable terms, if at all.

        As of March 31, 2004, we had approximately $1.2 billion in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities. We have used a substantial portion of our available cash for:

  •
  redemption of our 3% convertible debentures on June 1, 2004, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium; and

  •
  the acquisition of the oncology testing assets of IMPATH, Inc., with approximately $191 million paid in May 2004.

        We intend to use substantial portions of our available cash for:

  •
  product development and marketing;

  •
  business combinations and other strategic business initiatives;

  •
  expanding existing and constructing additional facilities;

  •
  expanding staff; and

  •
  working capital, including satisfaction of our obligations under capital and operating leases.

        We may further reduce available cash reserves to pay principal and interest on outstanding debt, including our $690.0 million 1.25% convertible senior notes due December 2023.

        To satisfy our cash requirements, we may have to obtain additional financing. We may be unable to obtain any additional financing, extend any existing financing arrangements, or obtain either on terms that we or our investors consider favorable.

We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.

        Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies. Our currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential for 18 months following their filing, and because third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, our patent applications may not have priority over patent applications of others. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, our collaborators' patents, or those patents for which we have license rights, and is successful, a court could declare our patents invalid or unenforceable or limit the scope of coverage of those patents.

        The United States Patent and Trademark Office (USPTO), and the courts have not consistently treated the breadth of claims allowed or interpreted in biotechnology patents. If the USPTO or the courts begin to allow or interpret claims more broadly, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow or interpret claims more narrowly, the value of our proprietary rights may be reduced. Any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

        We also rely upon trade secrets, proprietary know-how, and continuing technological innovation to remain competitive. We attempt to protect this information with security measures, including the use of confidentiality agreements with our employees, consultants, and corporate collaborators. These individuals may breach these agreements and any remedies available to us may be insufficient to compensate our damages. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

We may be required to license technology from competitors or others in order to develop and commercialize some of our products and services, and it is uncertain whether these licenses will be available.

        Third party patents may cover some of the products or services that we or our strategic partners are developing or testing. For example, we are aware of a United States patent owned by Columbia University relating to the manufacture of recombinant proteins in Chinese hamster ovary, or CHO, cells, which are the cells we use to manufacture Cerezyme, Fabrazyme and Thyrogen, and which our joint venture partner, BioMarin, uses to manufacture Aldurazyme. We are challenging the validity of this patent in a federal lawsuit filed in June 2003. While we are licensed under the patent for a royalty of approximately 1.5% of sales of Cerezyme, Fabrazyme and Thyrogen, we have not paid the royalty pending the outcome of the litigation. In March 2004, we received from Columbia a notice of breach under this license agreement. If we do not prevail in this litigation challenging the patent, or if we do not prevail in any litigation related to the license agreement termination, we would be obligated to pay a royalty on sales of products that we use CHO cells to manufacture. In the event we were to lose our lawsuit, we estimate our royalty obligation to Columbia would be between $10 million and $20 million per year through 2019, the precise amount depending on sales levels of the affected products and the level of third party royalty offsets available as provided for in our license agreement with Columbia.

        A United States patent is entitled to a presumption of validity, and, accordingly, we face significant hurdles in any challenge to a patent. In addition, even if we are successful in challenging the validity of a patent, the challenge itself may be expensive and require significant management attention.

        To the extent valid third party patent rights cover our products or services, we or our strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use, or sell these products and services, and payments under them would reduce our profits from these products. We may not be able to obtain these licenses on acceptable terms, or at all. If we fail to obtain a required license or are unable to alter the design of our technology to fall outside the scope of a third party patent, we may be unable to market some of our products and services, which would limit our profitability.

We may incur substantial costs as a result of litigation or other proceedings.

        A third party may sue us or one of our strategic collaborators for infringing the third party's patent or other intellectual property rights. Likewise, we or one of our strategic collaborators may sue to enforce intellectual property rights or to determine the scope and validity of third party proprietary rights. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

  •
  pay monetary damages;

  •
  stop commercial activities relating to the affected products or services;

  •
  obtain a license in order to continue manufacturing or marketing the affected products or services; or

  •
  compete in the market with a substantially similar product.

        We are also currently involved in litigations and investigations that do not involve intellectual property claims, such as shareholder suits and government investigations regarding certain of our business decisions and practices, and may be subject to additional actions in the future. For example, we are currently defending several lawsuits brought in connection with the elimination of our tracking stock in June 2003, some of which claim considerable damages. The federal government, state governments and private payors are investigating and have begun to file actions against numerous pharmaceutical and biotechnology companies alleging that the companies have overstated prices in order to inflate reimbursement rates. In addition, enforcement authorities have instituted actions under health care "fraud and abuse" laws, including anti-kickback and false claims statutes. Moreover, individuals who use our products or services, including our diagnostic products and genetic testing services, may bring product liability claims against us or our subsidiaries. If any such actions are initiated against us, those actions may have a significant effect on our business.

        We have only limited amounts of insurance, which may not provide coverage to offset a negative judgment or a settlement payment. We may be unable to obtain additional insurance in the future, or we may be unable to do so on acceptable terms. Any additional insurance we do obtain may not provide adequate coverage against any asserted claims.

        Regardless of merit or eventual outcome, investigations and litigations may result in:

  •
  diversion of management's time and attention;

  •
  expenditure of large amounts of cash on legal fees, expenses, and payment of damages;

  •
  limitations on our ability to continue some of our operations;

  •
  decreased demand for our products and services; and

  •
  injury to our reputation.

Changes in the economic, political, legal and business environments in the foreign countries in which we do business could cause our international sales and operations, which account for a significant percentage of our consolidated net sales, to be limited or disrupted.

        Our international operations accounted for approximately 47% of our consolidated product and service revenues for the fiscal quarter ended March 31, 2004. We expect that international product and service sales will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the United States, primarily in the European Union, Latin America and Japan. Our international sales and operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

  •
  economic problems that disrupt foreign healthcare payment systems;

  •
  fluctuations in currency exchange rates;

  •
  the imposition of governmental controls;

  •
  less favorable intellectual property or other applicable laws;

  •
  the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

  •
  import and export license requirements;

  •
  political instability;

  •
  terrorist activities and armed conflict;

  •
  trade restrictions;

  •
  changes in tariffs;

  •
  difficulties in staffing and managing international operations; and

  •
  longer payment cycles.

        A significant portion of our business is conducted in currencies other than our reporting currency, the U.S. Dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. Dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations.

Our level of indebtedness may harm our financial condition and results of operations.

        At March 31, 2004, we had $1.3 billion of outstanding indebtedness, excluding capital leases. We may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including:

  •
  increasing our vulnerability to adverse changes in general economic and industry conditions; and

  •
  limiting our ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes.

        Our ability to make payments and interest on our indebtedness depends upon our future operating and financial performance.

Risks Related to the Notes

The notes are unsecured and contain no financial covenants.

        The notes are unsecured. The indenture does not restrict our ability to incur additional debt, including secured debt. Our credit facility is secured by our pledge of the stock of Genzyme Securities Corporation, one of our wholly owned subsidiaries. At March 31, 2004, $994.6 million of the assets reflected on our consolidated balance sheet were assets held by Genzyme Securities Corporation. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders of the notes protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the notes and shares of our common stock, but would not constitute a "repurchase event" (as defined in the indenture for the notes) permitting holders to require us to repurchase their notes under the indenture.

The notes are effectively subordinated to the liabilities of Genzyme Corporation's subsidiaries.

        Genzyme Corporation's right to receive assets from any of its subsidiaries upon such subsidiary's liquidation or reorganization, and, therefore, the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary's creditors, including trade creditors. In addition, even if Genzyme Corporation were a creditor of any of Genzyme Corporation's subsidiaries, Genzyme Corporation's rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Genzyme Corporation. Genzyme Corporation's subsidiaries have no obligation to pay any amounts due on the notes or to provide Genzyme Corporation with funds for Genzyme Corporation's payment obligations, whether by dividends, distributions, loans or other payments. One of Genzyme Corporation's subsidiaries, SangStat Medical Corporation, is a guarantor under Genzyme Corporation's credit facility. We expect ILEX Oncology, Inc. will also become a guarantor under Genzyme Corporation's credit facility, if our proposed merger with them is completed. At March 31, 2004, Genzyme Corporation's subsidiaries had approximately $250 million of indebtedness and other obligations, excluding intercompany liabilities and guarantees under Genzyme Corporation's credit facility, to which the notes would be effectively subordinated.

Genzyme Corporation may not have sufficient funds to repurchase the notes under circumstances when it is obligated to do so.

        Holders of the notes may require Genzyme Corporation to purchase their notes on December 1, 2008, December 1, 2013 and December 1, 2018 and, under certain circumstances, in the event of a "repurchase event" (as defined in the indenture for the notes). Genzyme Corporation may not have sufficient funds at any such time to make the required purchase, and Genzyme Corporation may not be able to raise funds to satisfy the obligation. Also, even if funds were available to satisfy a repurchase obligation, Genzyme Corporation's current credit facility has, and any new credit facility likely would have, financial covenants such that, depending on Genzyme Corporation's financial condition at the time of the repurchase event, payment in cash may cause Genzyme Corporation to cease to be in compliance with those covenants.

The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock.

        Because the notes are convertible into, and certain repurchase obligations can be satisfied by us with, shares of our common stock, volatility of, depressed prices for, and other factors affecting, our common stock could have a similar effect on the trading price of the notes. In addition, if you convert any notes into shares of our common stock, the value of the common stock you receive may fluctuate significantly. See "—Risks related to our business" for factors that may cause the price of our common stock to decline.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our long term senior debt, or in the future to the notes, if any, could cause the liquidity or market value of the notes to decline.

        Our long term senior debt is currently rated by Standard & Poor's, and the notes may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

        We may issue equity in the future in connection with strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. To the extent we issue additional equity securities, the percentage ownership into which the notes being offered in this offering would convert will be reduced. For example, we have registered 24,042,744 shares of common stock in connection with a merger agreement with ILEX Oncology.

If Genzyme Corporation pays cash dividends on Genzyme common stock, a note holder may be deemed to have received a taxable dividend without the receipt of any cash.

        Although to date Genzyme Corporation has never paid cash dividends on its common stock, if in the future Genzyme Corporation pays a cash dividend on its common stock and there is a resulting adjustment to the conversion price, a note holder could be deemed to have received a taxable dividend subject to US federal income tax without the receipt of any cash.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward looking statements. Generally, these statements can be identified by the use of terms such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will," "would" and similar expressions. Forward-looking statements include statements about:

  •
  our ability to pay interest on the notes;

  •
  our ability to pay principal on the notes at maturity or redemption;

  •
  our future financial condition;

  •
  our future results of operations;

  •
  our business strategies;

  •
  potential royalty obligations to Columbia University if we lose a patent lawsuit;

  •
  our growth opportunities for existing products; and

  •
  plans and objectives of management.

        These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this prospectus, including the cautionary information set forth under the heading "Risk Factors" beginning on page 8.

        We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the incorporated document, as applicable, and we undertake no obligation to update or revise these statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth for the periods indicated our ratios of earnings to fixed charges. We calculated our ratio of earnings to fixed charges by dividing (1) the sum of (a) pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries and losses from equity investees, (b) fixed charges (excluding capitalized interest), (c) amortization of capitalized interest and (d) minority interest in the pre-tax loss of subsidiaries that have not included fixed charges, by (2) fixed charges. Fixed charges consist of interest expense (including capitalized interest), amortization of debt issuance costs and one-third of rent expense which is deemed representative of an interest factor.

Period	Ratio of Earnings to Fixed Charges
Fiscal quarter ended March 31, 2004	5.5x
Fiscal year ended December 31, 2003	1.4x
Fiscal year ended December 31, 2002	3.7x
Fiscal year ended December 31, 2001(1)	—
Fiscal year ended December 31, 2000	2.4x
Fiscal year ended December 31, 1999	6.3x

(1)
The ratio of earnings to fixed charges is not presented for the fiscal year ended December 31, 2001 because in such period fixed charges exceeded earnings by $83.0 million primarily due to:

•
$95.6 million of charges for in-process research and development resulting from the acquisitions of Novazyme Pharmaceuticals, Inc. and Wyntek Diagnostics, Inc.; and

•
a loss of $25.0 million related to the sale of our Snowden-Pencer line of surgical instruments.

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock issuable upon conversion of the notes offered by this prospectus. We will not receive any proceeds.

        The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or common stock issuable upon conversion of the notes, but they will pay any commissions, discounts and other compensation to any broker-dealers through whom they sell any of the notes or common stock issuable upon conversion of the notes.

DESCRIPTION OF NOTES

        When we refer to "Genzyme," "we," "our," or "us," in this section, we refer only to Genzyme Corporation, and not its subsidiaries unless we specify otherwise. The notes were issued under an indenture dated as of December 9, 2003, between us and U.S. Bank National Association, as trustee. The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture which are exhibits to the registration statement of which this prospectus forms a part. We will provide copies of the indenture to prospective investors upon request, and they will also be available for inspection at the office of the trustee. Those documents, and not this description, define the legal rights of a holder of the notes. Unless the context requires otherwise, the term "interest" includes "liquidated damages."

General

        The notes are our unsecured indebtedness and are equal in right of payment to our senior indebtedness as described under "—Ranking." The notes are convertible into shares of our common stock as described under "—Conversion rights" if the conditions described in that section are satisfied. The notes are subject to redemption at our option as described under "—Redemption of notes at our option." Under the circumstances described under "—Purchase of notes by us at the option of the holder" and "—Holders may require us to repurchase their notes upon a repurchase event," a holder may require us to repurchase notes prior to maturity. The notes are limited to $690 million aggregate principal amount. Interest on the notes is payable semi-annually on June 1 and December 1 of each year, with the first interest payment made on June 1, 2004, at the rate of 1.25% per annum, to the persons who were registered holders of the notes at the close of business on the preceding May 15 and November 15, respectively. Unless previously redeemed, repurchased or converted, the notes will mature on December 1, 2023.

        The notes were issued without coupons and in denominations of $1,000 or integral multiples thereof. The notes were issued as global securities in book-entry form. Payments on the notes represented by the global securities will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global securities. We will make payments on any notes that are subsequently issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million in aggregate principal amount of notes or, if no such account is specified or the aggregate principal amount held is $5.0 million or less, by mailing a check to each holder's registered address.

        Holders may convert notes at the office of the conversion agent, may present notes for registration or transfer at the office of the registrar for the notes and may present notes for payment at maturity at the office of the paying agent. The conversion agent, registrar and paying agent for the notes currently is the trustee.

        Interest accrues on the notes from and including June 1, 2004, or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the notes will be paid on the basis of a 360-day year of twelve 30-day months. No sinking fund is provided for the notes. The indenture does not contain any financial covenants and does not limit our ability to incur additional indebtedness (including senior indebtedness), pay dividends, issue securities or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under "—Holders may require us to repurchase their notes upon a repurchase event" and "—Consolidation, merger and sale of assets."

        If any payment date with respect to the notes falls on a day that is not a business day, the payment is due on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Conversion rights

        Holders may convert any outstanding notes into shares of our common stock, subject to the conditions described below, at an initial conversion rate of 14.0366 shares per $1,000 principal amount (which represents a conversion price of approximately $71.24 per share). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based on the closing sale price of our common stock on the trading day immediately preceding the conversion date. Holders may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may surrender notes for conversion into shares of our common stock prior to the stated maturity in the following circumstances:

  •
  if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the trading day immediately preceding the day on which the notes are surrendered for conversion exceeds 120% of the conversion price in effect on that 30th trading day;

  •
  during the five consecutive trading day period immediately following any 10 consecutive trading day period, which we refer to as the "note measurement period," if the trading price per $1,000 principal amount of notes on each trading day during the note measurement period was less than 95% of the conversion value of the notes on such trading day; provided, however, that holders will not be permitted to convert their notes into shares of our common stock pursuant to this provision after December 1, 2018 if the closing sale price per share of our common stock on the trading day immediately preceding the day on which the notes are surrendered for conversion pursuant to this provision is greater than 100% of the conversion price then in effect but equal to or less than 120% of the conversion price then in effect;

  •
  upon the occurrence of specified corporate transactions; or

  •
  if we have called the notes for redemption.

        A note for which a holder has delivered a purchase notice or a repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion upon satisfaction of common stock market price conditions

        A holder may surrender any of its notes for conversion into shares of our common stock if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the trading day immediately preceding the day on which the notes are surrendered for conversion exceeds 120% of the conversion price in effect on that 30th trading day.

        The "closing sale price" of our common stock on any trading day generally means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one, in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

Conversion upon satisfaction of note market price conditions

        A holder may surrender any of its notes for conversion into shares of our common stock during the five consecutive trading day period immediately following any note measurement period, if the trading price per $1,000 principal amount of notes on each trading day during the note measurement period was less than 95% of the conversion value of the notes on such trading day; provided, however, that holders will not be permitted to convert their notes into shares of our common stock pursuant to this provision after December 1, 2018 if the closing sale price per share of our common stock on the trading day immediately preceding the day on which the notes are surrendered for conversion pursuant to this provision is greater than 100% of the conversion price then in effect but equal to or less than 120% of the conversion price then in effect.

        The "trading price" of the notes on any date of determination generally means the average secondary market bid quotation, per $1,000 principal amount of notes, obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. If, on a date of determination:

  •
  the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer; or

  •
  in our reasonable judgment, the bid quotation is not indicative of the secondary market value of the notes,

        then the trading price per $1,000 principal amount of the notes will generally equal (1) the then applicable conversion rate of the notes multiplied by (2) the average closing sale price of our common stock during the 10 trading days ending on, and including, such determination date. Such average sale closing price may be adjusted in the good faith determination of our board of directors for events that require adjustment to the conversion rate.

        In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination, and we will have no obligation to make such request unless a holder of at least $10 million aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the conversion value. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 95% of the conversion value. The bid solicitation agent is initially the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate.

        "Conversion value" on a date of determination means the product of the closing sale price per share of our common stock on such date and the conversion rate in effect on such date.

Conversion upon specified corporate transactions

        Even if the contingencies described above under "—Conversion upon satisfaction of common stock market price conditions" or "—Conversion upon satisfaction of note market price conditions" have not occurred, if we elect to:

  •
  distribute to all holders of our common stock rights or warrants entitling them to purchase shares of our common stock at less than the "current market price" (as defined in the indenture) per share of our common stock on the record date for determining the holders of our common stock entitled to purchase the rights or warrants, other than pursuant to a stockholder rights plan; or

  •
  distribute to all holders of our common stock cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, that exceeds 15% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-date or our announcement that such distribution will not take place.

        If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, or if we transfer all or substantially all of our property or business, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the date we announce as the anticipated effective date of the transaction until the date that is 15 days after the actual effective date of such transaction, and, at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other property which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction (determined assuming that the holder would not have exercised any rights of election that the holder would have had as a holder of common stock to select a particular type of consideration). If such transaction also constitutes a repurchase event, the holder will be able to require us to repurchase all or a portion of such holder's notes as described under "—Holders may require us to repurchase their notes upon a repurchase event."

Conversion upon notice of redemption

        A holder may surrender for conversion any notes we call for redemption at any time prior to 5:00 p.m., New York City time, on the third business day prior to the redemption date, even if the notes are not otherwise convertible at that time.

Conversion procedures

        By delivering to the holder the number of shares of common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares and any required interest payment, we will satisfy our obligation with respect to the converted notes. We will not adjust the conversion rate to account for any accrued interest.

        If the holder converts after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive, in cash, on the interest payment date interest accrued and unpaid on those notes notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. However, each holder agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us in cash at the time such holder surrenders its note for conversion an amount equal to the unpaid interest that has accrued and that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) the notes have been called for redemption or (2) any overdue interest exists at the time of conversion with respect to the notes converted (but only to the extent of the amount of such overdue interest). Accordingly, under those circumstances, a holder of notes who chooses to convert those notes on a date that is after the close of business on a record date but prior to the corresponding interest payment date will not be required to pay us, at the time the holder surrenders those notes for conversion, the amount of interest it will receive in cash on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

        Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

        To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, the holder must:

  •
  complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

  •
  deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

  •
  furnish appropriate endorsements and transfer documents if required by the registrar or conversion agent;

  •
  pay all funds required, if any, relating to interest on the note to be converted, as described in the second preceding paragraph; and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, except that in the case of holders of notes in book-entry form with DTC, the shares will be delivered in accordance with DTC's customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective on the books of the transfer agent for our common stock.

        A note for which a holder has delivered a purchase notice or a repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Subject to the terms of the indenture, in the event:

  •
  of any reclassification or change in our common stock issuable upon conversion of notes (other than a change in par value or as a result of a subdivision or combination); or

  •
  we are party to a consolidation, merger or binding share exchange, pursuant to which our common stock would be converted into cash, securities or other property, or we transfer all or substantially all of our property and assets, then the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities, cash and other property which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction (determined assuming that the holder would not have exercised any rights of election that the holder would have had as a holder of common stock to select a particular type of consideration). Any such change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future prospects and other factors. If such transaction also constitutes a repurchase event, the holder will be able to require us to repurchase all or a portion of such holder's notes as described under "—Holders may require us to repurchase their notes upon a repurchase event."

Conversion rate adjustments

        Subject to the terms of the indenture, we will adjust the conversion rate if any of the following events occur:

(1)
we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2)
we issue to all holders of our common stock certain rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days after the record date for such issuance at a price per share less than the "current market price" (as defined in the indenture) per share of our common stock on such record date (other than pursuant to a stockholders rights plan);

(3)
we subdivide or combine our common stock;

(4)
we dividend or distribute to all holders of our common stock shares of our capital stock (other than common stock), evidences of our indebtedness or other assets (other than cash dividends), excluding:

•
rights or warrants listed in (2) above;

•
dividends or distributions listed in (1) above; and

•
any dividends or distributions paid exclusively in cash;

(5)
we pay cash dividends or make other distributions consisting of cash to all holders of our common stock, other than distributions listed in (6) below; and

(6)
we or any of our subsidiaries makes a distribution of cash or other consideration in respect of a tender offer or exchange offer (other than an odd-lot offer) for our common stock, where such cash and the value of any such other consideration per share of our common stock exceeds the "current market price" (as defined in the indenture) per share of our common stock on the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        Subject to the provisions of the indenture, if an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the "current market price" (as defined in the indenture) per share of our common stock on the record date and (2) the denominator of which shall be the same current market price per share less the per share amount of the distribution; provided, however, that the conversion price will not be adjusted to an amount below $0.01.

        "Current market price" per share of our common stock on a date of determination generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding such date of determination, adjusted for the occurrence of certain events during such 10 trading day period.

        To the extent that we have a rights plan in effect, upon conversion of the notes into common stock, the holder will receive, in addition to the shares of common stock and any cash for fractional shares, the rights under the rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to the exceptions set forth in the plan, and no adjustments to the conversion rate will be made, except in limited circumstances. Our existing rights agreement and the rights under it are described under "Description of capital stock—Anti-takeover provisions—Provisions in organizational documents." The conversion rate will not be adjusted as a result of the distribution of separate certificates representing rights under this or any other future stockholders' rights plan or the exercise of rights in accordance with such plan.

        Subject to the terms of the indenture, we will not make any adjustment to the conversion rate if holders of notes may participate in the transactions described above without conversion, or in certain other cases. Also, we will not decrease the then effective conversion price below the par value per share of our common stock.

        To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders at least 15 days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution.

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price. Except as described above in this section, we will not adjust the conversion rate.

Redemption of notes at our option

        Prior to December 1, 2008, we cannot redeem the notes. We may redeem the notes at our option, in whole or in part, at any time on or after December 1, 2008, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. We will make at least 10 semi-annual interest payments on the notes before redemption of the notes at our option. In lieu of a redemption of the notes, we may arrange for the purchase of some or all of the notes called for redemption by one or more persons who shall pay to the paying agent to hold for the holders an amount that, together with any amounts deposited by us with the paying agent for the redemption of the notes, is not less than the redemption price.

        If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding, and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

        If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. The registrar need not transfer or exchange the notes selected for redemption, except for any portion not to be redeemed.

Purchase of notes by us at the option of the holder

        On each of December 1, 2008, December 1, 2013 and December 1, 2018 (each, a "purchase date"), we may, at the option of the holder, be required to purchase, at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date, all or a portion of such holder's outstanding notes for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until 5:00 p.m., New York City time, on the third business day immediately preceding the purchase date. We will pay the purchase price for the notes in cash, shares of our common stock or a combination of cash and shares of our common stock, solely at our option, provided that we will pay any accrued and unpaid interest in cash. The number of shares of our common stock a holder will receive will equal the portion of the purchase price to be paid in shares of our common stock divided by the average of the closing sale price of our common stock for the 10 trading days immediately preceding, and including, the third business day immediately preceding the purchase date, subject to the provisions of the indenture. The closing sale price of our common stock used in this calculation will be adjusted appropriately in the event of a stock split, stock dividend or a subdivision or combination of our common stock or a similar event that occurs during such 10 trading days. Because this average closing sale price of our common stock is determined before the purchase date, holders bear the market risk that our common stock will decline in value between the date this average sale price is determined and the purchase date. Upon determining the actual number of shares of our common stock to be paid to purchase the notes, we will disseminate a press release through PR Newswire, or a comparable news service, containing this information or publish the information on our website or through such other public medium as we may use at that time.

        Notwithstanding the above, we may not pay the purchase price in shares of our common stock, or a combination of cash and shares of our common stock, unless we satisfy certain conditions, as provided in the indenture, before the purchase date, including, among other things, the following:

  •
  registering the shares of our common stock to be issued as payment for the notes to be purchased under the Securities Act of 1933, if registration is necessary to permit the holders to publicly resell such shares;

  •
  qualifying the shares of our common stock to be issued as payment for the notes to be purchased under applicable state securities laws, if necessary; and

  •
  listing the shares of our common stock to be issued as payment for the notes to be purchased on a US national securities exchange or qualifying the shares for quotation on The Nasdaq National Market.

        For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or a combination of cash and shares of our common stock, see "Material US federal tax consequences."

        We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

  •
  the amount of the purchase price;

  •
  that notes with respect to which a purchase notice is given by the holder may be converted, if otherwise convertible, only if the purchase notice has been withdrawn in accordance with the terms of the indenture;

  •
  the procedures that holders must follow to require us to purchase their notes;

  •
  whether we will pay the purchase price of the notes in cash, shares of our common stock or a combination of cash and shares of our common stock, specifying the percentages of each; and

  •
  if we elect to pay any portion of the purchase price with shares of our common stock, the method of calculating the market price of our common stock for such purpose.

        The purchase notice given by each holder electing to require us to purchase notes must state:

  •
  if the holder's notes are certificated, the certificate numbers of the notes to be delivered for purchase;

  •
  the portion of the principal amount of the notes to be purchased, which must be an integral multiple of $1,000;

  •
  that such notes are to be purchased by us pursuant to the applicable provisions of the indenture; and

  •
  in the event we elect, pursuant to our notice to holders described above, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied before the purchase date, whether the holder elects:

  •
  to withdraw the purchase notice as to some or all of the notes to which it relates, stating such amount to be so withdrawn, which amount must be an integral multiple of $1,000; or

  •
  to receive cash in respect of the entire purchase price for all notes subject to the purchase notice.

        If the holder fails to indicate the holder's choice with respect to the election described in the bullet points above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice.

        If a holder's notes are held in book-entry form through DTC, the holder's purchase notice must comply with applicable DTC procedures.

        Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the third business day, or such longer period required by law, prior to the purchase date. The notice of withdrawal must state:

  •
  the holder's name and a statement of the holder's election to withdraw;

  •
  if the holder's notes are certificated, the certificate numbers of the notes being withdrawn;

  •
  the principal amount being withdrawn, which must be an integral multiple of $1,000; and

  •
  the principal amount, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

        Our obligation to pay the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly, and, if we pay any portion of the purchase price in shares of our common stock, in no event more than three business days, following the later of the purchase date or the time of delivery of the note, together with necessary endorsements.

        If the paying agent holds money and/or shares sufficient to pay the purchase price of the note on a purchase date in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding, and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note, together with necessary endorsements.

        We cannot assure you that we would have the financial resources, or would be able to arrange for financing, to pay in cash the purchase price for all notes delivered by holders seeking to exercise the purchase right or that there will be sufficient authorized capital to satisfy at any time our obligations to the holders. See "Risk factors—Genzyme Corporation may not have sufficient funds to repurchase the notes under circumstances when it is obligated to do so."

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Holders may require us to repurchase their notes upon a repurchase event

        If a repurchase event (as described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes tendered, plus any accrued and unpaid interest to, but excluding, the repurchase date. We will be required to purchase the notes no later than 30 days after notice of a repurchase event has been mailed as described below. We refer to this date as the "repurchase date."

        Within 30 days after the occurrence of a repurchase event, the indenture obligates us to mail to the trustee and to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the repurchase event, which notice must state, among other things:

  •
  the events causing the repurchase event;

  •
  the date of such repurchase event;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the repurchase price;

  •
  the repurchase date;

  •
  the conversion rate and any adjustments to the conversion rate that will result from the repurchase event;

  •
  that notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise their repurchase right.

        To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than 5:00 p.m., New York City time, on the third business day immediately preceding the repurchase date. The required notice must state:

  •
  if the holder's notes are certificated, the certificate numbers of the notes to be delivered for repurchase;

  •
  the portion of the principal amount of the notes to be repurchased, which portion must be an integral multiple of $1,000; and

  •
  that such notes are to be repurchased by us pursuant to the repurchase event repurchase provisions of the indenture.

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to 5:00 p.m., New York City time, on the third business day immediately preceding the repurchase date. The notice of withdrawal must state:

  •
  if the holder's notes are certificated, the certificate numbers of the notes being withdrawn;

  •
  the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

  •
  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly after the later of the repurchase date or the time of delivery of the note, together with necessary endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of a note on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the note will cease to be outstanding, and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the repurchase price upon delivery of the note, together with necessary endorsements.

        A "repurchase event" is deemed to have occurred upon the occurrence of a "change in control." A "change in control" is deemed to have occurred at such time as:

  •
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors ("voting stock"), other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

  •
  the following persons cease for any reason to constitute a majority of our board of directors:

  •
  individuals who on the issue date of the notes constituted our board of directors; and

  •
  any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the members of our board of directors, or of the nominating committee thereof, then still in office who were either directors on the issue date of the notes or whose election or nomination for election was previously so approved;

  •
  we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction, "beneficially own," directly or indirectly, immediately after such transaction, shares of voting stock of the continuing or surviving corporation representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership immediately prior to the transaction;

  •
  the sale, lease, transfer or other conveyance or disposition of all or substantially all of our property and assets to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934; or

  •
  we are liquidated or dissolved or our stockholders approve any plan or proposal for our liquidation or dissolution.

        However, a change in control will not be deemed to have occurred if either:

  •
  the closing sale price per share of our common stock for any five trading days (whether or not consecutive) during the 10 consecutive trading days immediately preceding the change in control is at least 105% of the conversion price in effect on such trading day; or

  •
  in the case of a merger or consolidation, at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the change in control consists of common stock and any associated rights traded on a US national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control), and, as a result of such transaction or transactions, the notes become convertible into such common stock and associated rights.

        There is no precise, established definition of the phrase "all or substantially all of our property and assets" under applicable law. Accordingly, there may be uncertainty as to whether the foregoing provisions would apply to a sale or other conveyance of less than all of our property and assets.

        In connection with any repurchase event, the indenture provides that we will to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

        We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay in cash the repurchase price for all notes delivered by holders seeking to exercise the repurchase right. See "Risk factors—Genzyme Corporation may not have sufficient funds to repurchase the notes under circumstances when it is obligated to do so."

        The repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. In addition, the repurchase feature of the notes may in certain circumstances make more difficult or discourage a takeover.

        No notes may be repurchased at the option of holders upon a repurchase event if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Ranking

        The notes are our unsecured senior obligations and rank equally with all our other existing and future unsecured senior debt. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. Indebtedness under our credit facility is secured by a pledge of the stock of Genzyme Securities Corporation, one of our subsidiaries.

        The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. One of our subsidiaries, SangStat Medical Corporation, has guaranteed our obligations under our credit facility. We expect ILEX Oncology, Inc. will also become a guarantor under the credit facility. See "Certain other indebtedness—Credit facility."

        The notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

        The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Consolidation, merger and sale of assets

        The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to another person (whether in a single or series of related transactions), unless, among other things:

  •
  the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  such person assumes all of our obligations, including under the notes and the indenture; and

  •
  we or such successor person will not immediately thereafter be in default under the indenture.

        Upon the assumption of our obligations by such a person in such circumstances, except in the case of a lease, we will be discharged from all of our obligations under the notes and the indenture.

        Certain of the foregoing transactions could constitute a repurchase event that permits holders to require us to repurchase notes as described in "—Holders may require us to repurchase their notes upon a repurchase event."

        There is no precise, established definition of the phrase "all or substantially all of our property and assets" under applicable law. Accordingly, there may be uncertainty as to whether the foregoing provisions would apply to a sale or other conveyance of less than all of our property and assets.

Events of default

        The following will be events of default under the indenture relating to the notes:

  •
  our failure to pay the principal of any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a repurchase date with respect to a repurchase event or otherwise;

  •
  our failure to pay an installment of interest or liquidated damages, if any, on the notes when due, if such failure continues for 30 days after the date when due;

  •
  our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if such failure continues for 60 days following notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

  •
  acceleration of any of our or our subsidiaries' indebtedness for money borrowed in the aggregate principal amount then outstanding of $50 million or more so that such indebtedness becomes due and payable prior to the date on which it would otherwise have become due and payable, and such acceleration is not rescinded within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any of our subsidiaries that is a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act of 1934).

        If an event of default has occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes plus unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of default involving our bankruptcy, insolvency or reorganization, the indenture contemplates that the principal amount of the notes plus unpaid interest, if any, accrued thereon through the occurrence of such event of default will automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee may file proofs of claims or other documents necessary or advisable in order to have the claims of the trustee, any predecessor trustee or the note holders allowed in any judicial proceedings relative to us or our creditors or properties.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request, and have offered reasonable indemnity to the trustee, to institute such proceeding as trustee; and

  •
  the trustee shall have failed to institute such proceeding within 60 days after such notice, request and offer and shall have not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default and its consequences other than:

  •
  our failure to pay the principal amount of, or any interest or liquidated damages on, any note when due;

  •
  our failure to convert any note into shares of our common stock following delivery of a conversion notice; or

  •
  our failure to comply with any of the provisions of the indenture that would require the consent of the holders of each outstanding note affected.

        We are required to promptly notify the trustee upon our becoming aware of the occurrence of any event of default. In addition, we are required to furnish to the trustee, on an annual basis, a statement by a senior officer as to whether or not such officer has actual knowledge of any default or event of default by us in performing our obligations under the indenture, specifying any known defaults. Except in the case of a default or event of default in the payment of any amounts due on the notes, the trustee may withhold notifying holders of the default or event of default if, and so long as the trustee in good faith determines that, withholding the notice is in the best interests of the holders.

Modification and waiver

        The indenture may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture. Notwithstanding the foregoing, however, no amendment, supplement or waiver may be made without the consent of the holders of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or the payment date of any installment of interest on, any note;

  •
  reduce the principal amount of, or any interest or liquidated damages on, any note;

  •
  change the place or currency of payment of principal of, or any interest or liquidated damages on, any note;

  •
  impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a repurchase event;

  •
  modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

  •
  adversely affect the right of the holders of the notes to convert their notes;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary to consent to a waiver of compliance with any provision of the indenture or a waiver of any event of default; or

  •
  modify the provisions of the indenture with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

        Without the consent of holders of the notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

  •
  to secure our obligations in respect of the notes;

  •
  to make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

  •
  to make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933 pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  to cure any ambiguity or correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture that, in each case, will not adversely affect the interests of holders of the notes in any material respect; and

  •
  to add any additional events of default with respect to the notes.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of principal of, or any interest or liquidated damages on, the notes or in the payments of the redemption price, purchase price or repurchase price or a default with respect to our obligation to deliver shares of common stock upon conversion of any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holders of each outstanding note affected.

Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity, upon acceleration or on any redemption date, purchase date or repurchase date, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in respect of notes

        We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of interest and liquidated damages payable on the notes. We or our agents will make all these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We or our agents will provide a schedule of these calculations to the trustee, if required, and the trustee is entitled to rely on the accuracy of our calculations without independent verification.

Reports to Trustee

        We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Unclaimed money

        If money deposited with the trustee or paying agent for the payment of principal or interest or for redemption, purchase or repurchase of the notes remains unclaimed for two years, the trustee and paying agent will notify us and will pay the money back to us upon our written request. Thereafter, holders of notes entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent will cease.

Purchase and cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion will, if surrendered to us or any of our agents other than the trustee, be delivered to the trustee. All notes delivered to the trustee for cancellation will be cancelled by the trustee in accordance with its procedures. No notes will be issued in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of notes

        We will replace mutilated, destroyed, stolen or lost notes at the holder's expense upon delivery to the trustee of the mutilated notes or evidence of the destruction, theft or loss of the notes satisfactory to the trustee and us. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Trustee and transfer agent

        The trustee for the notes is U.S. Bank National Association and has been appointed by us as paying agent, conversion agent, registrar, bid solicitation agent and custodian with regard to the notes. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. U.S. Bank National Association and its affiliates have in the past, and may from time to time in the future, provide banking and other services to us in the ordinary course of their business.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would use under the circumstances in the conduct of his or her own affairs.

        The trustee served as trustee under the indenture governing our 3% convertible debentures and engages in some banking services with us in the ordinary course.

        The transfer agent for our common stock is American Stock Transfer & Trust Company.

Form, denomination and registration of notes

General

        The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of a global security. See "—Global securities" below for more information. The trustee is not required:

  •
  to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased or a mailing of a notice of redemption; or

  •
  to register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a repurchase notice or purchase notice, except, in the case of a partial redemption or repurchase, that portion of the notes not being redeemed or repurchased.

        See "—Global securities" and "—Certificated securities" for a description of additional transfer restrictions applicable to the notes.

        No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

        Each holder of a note agrees to indemnify us, the registrar and the trustee against any liability that may result from the transfer, exchange or assignment of such holder's note in violation of any provision of the indenture and/or applicable US federal or state securities law.

Global securities

        A global security was deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC. Notes resold under the registration statement of which their prospectus forms a part will also be represented by one or more global securities.

        Except in the limited circumstances described below and in "—Certificated securities," holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        DTC has accepted the global security in its book-entry settlement system. The custodian and DTC electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee is considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security is able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

        Payments of principal and interest under each global security will be made to DTC's nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

        If DTC notifies us that it is unwilling or unable to continue as depositary for a global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC.

Same-day settlement and payment

        The indenture requires that payments in respect of the notes represented by global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes or, if no such account is specified or the aggregate principal amount held is $5.0 million or less, by mailing a check to each holder's registered address.

        The notes trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes is, therefore, required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities would also be settled in immediately available funds.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        The information described above concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing law

        The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

CERTAIN OTHER INDEBTEDNESS

Credit facility

        We have access to a $350.0 million revolving credit facility. At March 31, 2004, no amounts were outstanding under the facility. The borrowings under the facility bear interest at LIBOR plus an applicable margin. The terms of the facility include various covenants, including financial covenants, requiring us to meet minimum liquidity and interest coverage ratios and to meet maximum leverage ratios. The covenants also include limitations on our ability to incur additional indebtedness, incur liens on our property, make investments, and engage in acquisitions, sales of assets, and mergers or consolidations. We have pledged stock of one of our subsidiaries, Genzyme Securities Corporation, as collateral under the credit facility. In addition, one of our subsidiaries, SangStat Medical Corporation, has guaranteed our borrowings under the credit facility. We expect ILEX Oncology, Inc. will also become a guarantor under the credit facility, if our proposed merger with them is completed. At March 31, 2004, the total assets of Genzyme Securities Corporation reflected on our balance sheet were $994.6 million and the total assets of SangStat Medical Corporation reflected on our balance sheet were $524.6 million.

        If we default on the covenants in the credit facility, amounts outstanding under the credit facility are payable on demand.

        Because the credit facility is secured by a pledge of the stock of Genzyme Securities Coporation, the notes are effectively subordinated to the amounts owed under the credit facility to the extent of the assets comprising such security. The notes are also effectively subordinated to the amounts owed under the credit facility as a result of the guarantee of the credit facility by SangStat Medical Corporation and any future subsidiary guarantors.

        The foregoing description of the terms of our credit facility is not complete and is qualified in all respects to the detailed provisions of the credit facility, a copy of which is filed as Exhibit 10.36 to our Annual Report on Form 10-K filed with the SEC on March 15, 2004.

DESCRIPTION OF CAPITAL STOCK

Description of common stock

        The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and by-laws, copies of which are on file with the SEC as exhibits to our SEC filings. Please refer to "Where you can find more information" for directions on how you can obtain copies of these documents.

Authorized capital stock

        Genzyme Corporation is authorized to issue 690,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Of the preferred stock, 3,000,000 shares have been designated Series A Junior Participating Preferred Stock and 7,000,000 shares remain undesignated as a series. The Series A Junior Participating Preferred Stock would be issued under our shareholder rights plan upon the occurrence of an event described below under the heading "—Anti-takeover provisions."

        Shares of our common stock are not entitled to preemptive rights under Massachusetts corporation law or Genzyme's charter.

Dividends

        We have never paid cash dividends on our common stock. Currently, we intend to retain our earnings to finance future growth. Therefore, we do not expect to pay any cash dividends on our common stock in the near future. Furthermore, our ability to pay cash dividends may be restricted by instruments governing our debt obligations or the terms of preferred stock we issue.

Voting rights

        Each share of our common stock is entitled to one vote. Any preferred stock issued by us may be entitled to series votes on particular matters and may have rights to vote on an as-converted basis on other matters; either of such voting rights would have the effect of diminishing the voting rights of the common stock.

Liquidation rights

        If we voluntarily or involuntarily dissolve, liquidate or wind up our affairs, our common stockholders would be entitled to receive any net assets remaining for distribution after we have satisfied or made provision for our debts and obligations and for payment to any shareholders with preferential rights to receive distributions of our net assets. We would distribute any remaining assets to holders of our common stock on a per share basis.

"Anti-takeover" provisions

Provisions in organizational documents

        Our charter and by-laws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing our management. For example, our board is authorized to issue shares of preferred stock in series, enlarge the board's size and fill any vacancies on the board. Also, shareholders face restrictions on calling special meetings of shareholders, bringing business before an annual meeting and nominating candidates for election as directors. We also have agreements with our officers that contain change of control provisions.

        Our charter classifies the board of directors into three classes with staggered three-year terms, and directors may only be removed for cause.

        In addition, we have a shareholder rights plan, the Fourth Amended and Restated Renewed Rights Agreement. Under that plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity's securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 15% of the voting power of our common stock. The plan, however, prohibits the 15% acquiror, or its affiliates, from exercising its share purchase rights. As a result, the acquiror's interest in Genzyme would be substantially diluted.

        The rights are described more completely in the rights agreement itself, which is contained in Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form 8-A/A filed on May 28, 2004. The description of the rights agreement is incorporated into this Registration Statement by reference, and this summary of the provisions of the rights agreement is qualified in its entirety by such reference.

Business combination statute

        Under the Massachusetts Business Combination statute, if a person acquires 5% or more of the outstanding voting stock of a Massachusetts corporation without the approval of its board of directors, that person becomes an interested shareholder and he or she may not engage in business combination transactions with the corporation for three years. There are exceptions to this prohibition, including:

  •
  if the board of directors approves the acquisition of stock or the transaction before the time that the person became an interested shareholder;

  •
  if the interested shareholder acquires 90% of the outstanding voting stock of the company, excluding voting stock owned by directors who are also officers and some employee stock plans, in one transaction; or

  •
  if the transaction is approved by the board and by two-thirds of the outstanding voting stock not owned by the interested shareholder.

        We are subject to the Massachusetts Business Combination statute unless we elect, with shareholder approval, not to be. We have not elected to be exempt and do not currently intend to seek such an exemption.

Control share acquisition statute

        The Massachusetts Control Share Acquisition statute provides that each and any time a person offers to acquire, or acquires, shares of stock permitting it to control at least 20%, 33 1/3% or a majority of the voting power of a corporation, it cannot vote those acquired shares unless the acquiror obtains the approval of a majority in interest of the shares held by all shareholders, excluding shares held by the acquiror, officers of the corporation, and directors who are also employees of the corporation. The statute does not require that the acquiror have already purchased the shares before the shareholder vote.

        As permitted under Massachusetts law, we have elected not to be governed by the Massachusetts Control Share Acquisition statute. However, the statute permits our board to elect at a future date to be governed by the statute by amending the company's by-laws accordingly. Any such amendment, however, would apply only to acquisitions that occur after the effective date of the amendment.

Transfer agent and registrar

        American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock. Its telephone number is (212) 936-5100.

MATERIAL US FEDERAL TAX CONSEQUENCES

In general

        The following is a summary of certain US federal income tax consequences (and, in the case of non-US holders, estate tax consequences) to you of the ownership and disposition of the notes and common stock received upon conversion of the notes. This summary:

  •
  is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed US Treasury Department regulations, all of which are subject to change (possibly with retroactive effect) or to different interpretations;

  •
  does not discuss the tax consequences to you if you do not hold the notes and any common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes);

  •
  does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, holders whose "functional currency" is not the US dollar, insurance companies, dealers in securities or foreign currencies, persons holding the notes as part of a hedge, straddle, "constructive sale," "conversion" or other integrated transaction, or former US citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

  •
  does not discuss the effect of any state, local or foreign laws; and

  •
  does not discuss tax consequences to an owner of notes held through a partnership or other pass-through entity or US federal income tax purposes.

        Please consult your own tax advisor regarding the application of US federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws; state, local and foreign laws; and tax treaties.

        As used in this section, a US holder of a note means a beneficial owner of a note that is, for US federal income tax purposes, a citizen or resident of the United States, a corporation or other entity taxable as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States, an estate the income of which is subject to US federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more US persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a US person. As used in this section, a non-US holder means a beneficial owner of a note that is not a US holder.

Tax consequences to US holders

        This section applies to you if you are a US holder.

Payments of interest

        In general, you must report interest on the notes in accordance with your accounting method. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

        Under the terms of the notes, we are obligated to pay you amounts in excess of stated interest or principal in the event of a registration default. Although the matter is not free from doubt, we intend to take the position that the payment of additional amounts is a "remote" or "incidental" contingency and that additional amounts should be taxable as ordinary interest income at the time they are received or accrued in accordance with the holder's regular accounting method. It is possible, however, that the Internal Revenue Service (the "IRS") may take a different position, in which case the timing and amount of income inclusions by a holder may be affected.

Sale, exchange or redemption of the notes and sale or exchange of our common stock

        On the sale, exchange (other than by conversion) or redemption of a note or common stock received on conversion of a note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (in the case of notes, other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the note or our common stock received on conversion of the note. Your tax basis is, in the case of the note, the cost of the note to you (decreased by any principal payments you receive with respect to the note and any bond premium previously taken into account and increased by any market discount previously included in income) and, in the case of common stock, the basis as described below under "—Conversion."

  •
  Subject to the discussion of market discount below, your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the note or, in the case of a sale of our common stock received on conversion, the combination of the note and the common stock, for more than one year. The deductibility of capital losses is subject to limitation.

  •
  If you sell the note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

  •
  If you require us to purchase some or all of your notes on a purchase date and we elect to pay the purchase price in shares of our common stock or in a combination of cash and shares of our common stock, it is likely that the purchase will be treated as a recapitalization for US federal income tax purposes. Assuming the purchase is treated as a recapitalization:

  •
  if we elect to pay the purchase price solely with shares of our common stock, the exchange of the notes for common stock will be treated in the same manner as a conversion;

  •
  if we elect to pay the purchase price with a combination of cash and shares of our common stock, in general you will recognize gain to the extent that the cash (excluding cash received in exchange for a fractional share) and the fair market value of the common stock exceed your adjusted tax basis in the notes that we purchase (excluding basis attributable to a fractional share), but in no event will the amount of gain that you recognize exceed the amount of cash that you receive as purchase price. In addition, gain or loss shall be recognized with respect to cash received in lieu of a fractional share;

  •
  any cash that you receive as payment for accrued interest will be taxable to you as interest; and

  •
  you will not be able to recognize any taxable loss.

  •
  If you require us to purchase some or all of your notes on a purchase date and we elect to pay the purchase price in shares of our common stock or in a combination of cash and shares of our common stock, and if the purchase is not treated as a recapitalization (or otherwise as a nontaxable transaction), then the purchase will be fully taxable and you will recognize taxable gain or loss as described above, with your amount realized equal to the cash (other than cash for accrued and unpaid interest, which will be taxable as interest) plus the fair market value of the common stock that you receive.

Market discount and bond premium

        Under the market discount and bond premium provisions of the Code, generally:

  •
  If you have purchased a note for an amount less than its stated redemption price at maturity, the difference will be treated as market discount.

  •
  Under the market discount rules, you generally will be required, subject to a de minimis exception, to treat any payment (other than a payment of qualified stated interest) on, or any gain on the sale, exchange (other than by conversion), retirement (including redemption or repurchase) or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in your income.

  •
  Unless you elect to accrue market discount under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of a note to the maturity date.

  •
  If a note has market discount, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued in order to purchase or hold the note.

  •
  You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

  •
  If a note with accrued market discount that has not previously been included in income is converted into our common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock.

  •
  If you have purchased a note for an amount that, when reduced by the value of the conversion feature, is greater than the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest), you generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium can generally only offset interest income on such note, and may generally not be deducted against other income. Your basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

  •
  The rules regarding market discount and bond premium are complex, and the rules described above may not apply in all cases. Accordingly, you should consult your own tax adviser regarding their application.

Conversion

        You generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock.

        Your adjusted basis in the common stock received on conversion of a note will be the same as your adjusted basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share. The holding period for the common stock will generally include the holding period of the note converted.

        Your adjusted basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period with respect to such stock will begin no later than the day following the date of conversion.

        Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for a fractional share of common stock and generally will result in gain or loss (measured by the difference between the cash received for the fractional share and your adjusted basis allocable to the fractional share).

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price may result in a constructive stock dividend taxable to you, although you would not receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate you for distributions of cash or property to our shareholders. (See "Dividends on our common stock" below.)

Dividends on our common stock

        If, after you convert a note into our common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Certain holders (including US individuals) may qualify for preferential rates of US federal income taxation in respect of dividend income. US corporations may be eligible for a dividends received deduction with respect to dividend income. Constructive dividends on the notes are not eligible for these preferential rates or for the dividends received deduction. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital up to your adjusted basis in the common stock. Any remaining excess will be treated as capital gain.

        If an event occurs that dilutes the note holders' interest and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them.

Tax consequences to non-US holders

        This section applies to you if you are a non-US holder and the interest and gain you receive is not effectively connected with your conduct of a US trade or business. If the interest and gain you receive is effectively connected with your conduct of a US trade or business, you will be subject to rules similar to those described above for US holders. However, these rules are complex and you should consult with your tax advisors. This section assumes that we are at no time a "US real property holding corporation." We believe that we are not a US real property holding corporation and do not expect to become such a corporation, although there can be no assurance that we will not become such a corporation. If we do become a US real property holding corporation, there could be adverse tax consequences to a non-US holder.

Interest

        Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent to you will not be subject to US federal withholding tax, provided that pursuant to the "portfolio interest" exception:

  •
  you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us;

  •
  you are not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  you satisfy certain certification requirements.

        Payments of interest on the notes that do not meet the above described requirements will be subject to a US federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Conversion

        You generally will not recognize any income, gain or loss on converting a note into our common stock.

Dividends

        Subject to the discussion of backup withholding below, dividends paid to you on our common stock received on conversion of a note, and any constructive dividends on your common stock or on your notes will be subject to a US federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Sale, exchange or redemption of the notes and sale or exchange of common stock

        Subject to the discussion of backup withholding below, you will not be subject to US federal income tax on any gain realized on the sale, exchange or redemption of the notes or the sale or exchange of our common stock unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note or common stock, and other conditions are satisfied.

US federal estate tax

        A note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for US estate tax purposes, provided that (1) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (2) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

        Common stock held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will be included in the gross estate for the purpose of the US federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information reporting and backup withholding

        Certain certification requirements may apply to both US holders and non-US holders to avoid backup withholding. We must report annually to the IRS and to each US holder and non-US holder any interest or dividend paid during the year. Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the non-US holder resides. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the certification you provided is incorrect. Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in December 2003. The notes were resold by the initial purchasers to persons they or their agents reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders listed below, and, to the extent permitted, their transferees, pledgees, donees or their successors, may use this prospectus to offer and sell the notes and the shares of our common stock issuable upon conversion of the notes.

        The table below sets forth information about the beneficial ownership of the notes and shares of our common stock by each holder who has timely provided us with a completed and executed notice and questionnaire stating its intent to use this prospectus to sell or otherwise dispose of notes and/or shares of our common stock that may be issuable upon conversion of the notes.

        We have prepared this table using information furnished to us by DTC and/or by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

        Our registration of the notes and the shares of our common stock that may be issued upon conversion of the notes does not mean that the selling securityholders identified below will sell all or any of these securities. In addition, the selling securityholders may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be provided in supplements to this prospectus or amendments to this Registration Statement of which this prospectus is a part, if and when necessary.

Name (1)	Principal Amount of Notes Beneficially Owned That May be Sold	Number of Shares of Common Stock Issuable Upon Conversion That May be Sold (2)	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage of Common Stock Outstanding (4)
Aftra Health Fund	$175,000	2,456	*	*
Allstate Insurance Company (6)(11)	2,000,000	28,073	*	*
Allstate Life Insurance Company (6)(11)	5,000,000	70,183	*	*
AM Investment D Fund (QP) LP	1,200,000	16,843	*	*
AM Investment E Fund Ltd.	6,400,000	89,834	*	*
AM Masterfund I LP	7,600,000	106,678	*	*
Amerisure Mutual Insurance Co.	240,000	3,368	*	*
AmerUS Life Insurance Company	2,000,000	28,073	*	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	8,320,000	116,784	*	*
Argent Classic Convertible Arbitrage Fund L.P.	7,500,000	105,274	*	*
Argent Classic Convertible Arbitrage Fund II, L.P.	1,800,000	25,265	*	*
Argent LowLev Convertible Arbitrage Fund LLC	5,022,000	70,491	*	*
Argent LowLev Convertible Arbitrage Fund II, LLC	778,000	10,920	*	*
Argent LowLev Convertible Arbitrage Fund Ltd.	16,960,000	238,060	*	*
Astra Zenica Holdings Pension	700,000	9,825	*	*
Attorneys Title Insurance Fund	85,000	1,193	*	*
Auspicis Ltd.	200,000	2,807
AVIVA Life Insurance Co.	2,250,000	31,582	*	*
Bay County Employees Retirement System	85,000	1,193	*	*
Beamtenversicherungstrasse des Kantons Zurich	3,500,000	49,128	*	*
Bear, Stearns & Co. Inc. (9)	8,800,000	123,522	*	*

Bernische Lehrerversicherungskasse	$800,000	11,229	*	*
Black Diamond Convertible Offshore LDC	4,170,000	58,532	*	*
Black Diamond Offshore Limited	2,609,000	36,621	*	*
Blue Cross Blue Shield of Louisiana	600,000	8,422	*	*
Boilermakers Blacksmith Pension Trust	425,000	5,965	*	*
CCI Investment Co. Ltd.	20,000	280	*	*
CGNU Life Fund	1,300,000	18,247	*	*
Cheyne Fund LP	2,128,000	29,869	*	*
Cheyne Leveraged Fund LP	1,740,000	24,423	*	*
Christus Health Liability Retention Trust	270,000	3,789	*	*
CIP Limited Duration Company	244,000	3,424	*	*
Citadel Credit Trading Ltd.	18,450,000	258,975	*	*
Citadel Equity Fund Ltd. (11)	104,550,000	1,467,526	*	*
Citigroup Global Markets Inc. (9)	7,100,000	99,659	*	*
Class C Trading Company, Ltd.	1,620,000	22,739	*	*
Clinton Multistrategy Master Fund, Ltd.	4,375,000	61,410	*	*
Clinton Riverside Convertible Portfolio Limited	8,125,000	114,047	*	*
Commerical Union Life Fund	1,600,000	22,458	*	*
Convertible Securities Fund	87,500	1,228	*	*
Credit Suisse First Boston Europe Limited (9)	610,000	8,562	*	*
CS Alternative Strategy Limited	132,000	1,852	*	*
CSS, LLC (9)	2,000,000	28,073	*	*
Custom Investments PCC, Ltd.	510,000	7,158	*	*
Delta Airlines Master Trust	160,000	2,245	*	*
Deutsche Bank Securities Inc.	595,000	8,351	*	*
Double Black Diamond Offshore LDC	13,281,000	186,420	*	*
Duke Endowment	105,000	1,473	*	*
Fore Convertible Master Fund Ltd.	1,786,000	25,069	*	*
Froley Revy Investment Convertible Security Fund	105,000	1,473	*	*
FrontPoint Convertible Arbitrage Fund, L.P.	3,000,000	42,109	*	*
GEMINI Sammelstiftung zur Forderung der Personal-vorsorge	150,000	2,105	*	*
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	6,000,000	84,219	*	*
Goldman, Sachs & Co. (9)	7,030,000	98,677	*	*
Grace Convertible Arbitrage Fund, Ltd. (11)	5,000,000	70,183	*	*
Guggenheim Portfolio Co. XV, LLC	1,000,000	14,036	*	*
Guggenheim Portfolio Company VIII (Cayman) Ltd.	339,000	4,758	*	*
HFR CA Global Select Master Trust Account	670,000	9,404	*	*
HFR CA Select Fund	600,000	8,422	*	*
ICI American Holdings Trust	530,000	7,439	*	*
Innovest Fianzdienstle	925,000	12,983	*	*
Institutional Benchmarks Master Fund, Ltd.	1,500,000	21,054	*	*
Jefferies Umbrella Fund Global Convertible Bonds	1,260,000	17,686	*	*
Jefferies Umbrella Fund US Convertible Bonds	150,000	2,105	*	*
KBC Financial Products USA Inc. (9)	250,000	3,509	*	*
Lincoln Memorial Life Insurance Co.	240,000	3,368	*	*
Lyxor Master Fund Ref: Argent/LowLeb CB c/o Argent	4,010,000	56,286	*	*
LYXOR/AM Investment Fund Ltd.	1,400,000	19,651	*	*
Mag Mutual Insurance Co.	150,000	2,105	*	*

Mainstay Convertible Fund (10)	$3,100,000	43,513	*	*
Mainstay VP Convertible Fund (10)	1,800,000	25,265	*	*
Man Mac I Limited (7)	518,000	7,271	*	*
Medical Liability Mutual Insurance Co.	12,000,000	168,439	*	*
MFS Total Return Fund A Series of Series Trust V	5,000,000	70,183	*	*
MLQA Convertible Securities Arbitrage Ltd. (11)	7,500,000	105,274	*	*
Nations Convertible Securities Fund	17,412,500	244,412	*	*
Nevada General Insurance Company	40,000	561	*	*
New York Life Insurance Company (Post 82)	4,055,000	56,918	*	*
New York Life Insurance Company (Pre 82)	1,860,000	26,108	*	*
New York Life Separate Account #7 (10)	60,000	842	*	*
Nicholas Applegate Capital Management Investment Grade Convertible	10,000	140	*	*
Nomura Securities International, Inc.	10,000,000	140,366	*	*
Norwich Union Life & Pensions	2,300,000	32,284	*	*
Nuveen Preferred & Convertible Income Fund JPC	1,780,000	24,985	*	*
Nuveen Preferred & Convertible Income Fund JQC	1,640,000	23,020	*	*
OCLC Online Computer Library Center Inc.	70,000	982	*	*
OHIC—Convertible Bonds	625,000	8,772	*	*
Oppenheimer Convertible Securities Fund	6,000,000	84,219	*	*
Pacific Life Insurance Company	500,000	7,018	*	*
Pensionskasse der Antalis AG	60,000	842
Pensionskasse der Ems-Chemie AG	70,000	982	*	*
Pensionskasse der Ems-Duttikon AG	100,000	1,403	*	*
Pensionskasse der Lonza AG	150,000	2,105	*	*
Pensionskasse der Rockwell Automation AG	70,000	982	*	*
Pensionskasse Pluss-Staufer AG	60,000	842	*	*
Pensionskasse Vantico	120,000	1,684	*	*
Personalfursorgestiftung der Gebaudeversicherung des Kantons Bern	200,000	2,807	*	*
Personalvorsorge der PV Prowga	160,000	2,245	*	*
Piper Jaffray & Co. (9)	5,000,000	70,183	*	*
President & Fellows of Harvard College	10,000,000	140,366	*	*
Princeton Med. Liability Co.	2,175,000	30,529	*	*
Privilege Portfolio Sicav	2,300,000	32,284	*	*
Prudential Insurance Co. of America	65,000	912	*	*
R2 Investments, LDC (11)	1,000,000	14,036	*	*
Ramius Capital Group (11)	500,000	7,018	*	*
Ramius Master Fund, Ltd. (11)	2,000,000	28,073	*	*
Ramius Partners II LP (11)	200,000	2,807	*	*
Ramius, LP (11)	200,000	2,807	*	*
RCG Baldwin, LP (11)	800,000	11,229	*	*
RCG Latitude Master Fund, LTD (11)	13,300,000	186,686	*	*
RCG Multi Strategy Master Fund, LTD (11)	2,000,000	28,073	*	*
Royal Bank of Canada (11)	2,500,000	35,091	*	*
S.A.C. Capital Associates, LLC	18,000,000	252,658	*	*
San Diego County Employee Retirement Association	1,500,000	21,054	*	*
Satellite Convertible Arbitrage Master Fund, LLC	25,000,000	350,915	*	*
Silver Convertible Arbitrage Fund, LDC	1,700,000	23,862	*	*
Southern Farm Bureau Life Insurance	485,000	6,807	*	*
State of Oregon/Equity	1,375,000	19,300	*	*

Stonebridge Life Insurance (11)	$1,000,000	14,036	*	*
Syngenta AG	410,000	5,755	*	*
TD Securities (USA) Inc. (9)	2,357,000	33,084	*	*
Teachers Insurance and Annuity Association of America	24,500,000	343,896	*	*
Tempo Master Fund, LP (11)	2,500,000	35,091	*	*
Thrivent Financial for Lutherans (11)	3,500,000	49,128	*	*
Transamerica Life Insurance & Annuities Co.	24,000,000	336,878	*	*
Tredia Performance Fund Limited	310,000	4,351	*	*
Triborough Partners LLC	1,983,000	27,834	*	*
Triborough Partners International Ltd.	5,017,000	70,421	*	*
Union Investment Luxembourg S.A.—Unrenta Corporates	750,000	10,527	*	*
United Overseas Bank (SGD)	95,000	1,333	*	*
United Overseas Bank (USD)	40,000	561	*	*
Universal Investment Gesellschaft mbH, ref. Aventis	1,100,000	15,440	*	*
UBS Securities LLC (8)	2,220,000	31,161	*	*
White River Securities L.L.C. (9)	8,800,000	123,522	*	*
Worldwide Transactions Limited	440,000	6,176	*	*
Xavex Convertible Arbitrage 10 Fund	2,800,000	39,302	*	*
Xavex Convertible Arbitrage 2 Fund	1,000,000	14,036	*	*
Zazove Convertible Arbitrage Fund, L.P.	5,650,000	79,306	*	*
Zazove Hedged Convertible Fund L.P.	3,750,000	52,637	*	*
Zazove Income Fund, L.P.	1,000,000	14,036	*	*
Unnamed holders of notes or future transferees, pledgees, donees or their successors (5)	135,101,000	1,896,356	*	*

*
Less than 1%

(1)
Individuals and entities who receive shares of our common stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge, after the effective date of the registration statement of which this prospectus is a part, may sell up to 500 of those shares using this prospectus.

(2)
Assumes conversion of the full amount of notes held by the selling securityholder at the rate of approximately 14.0366 shares of our common stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes may adjust under circumstances described under "Description of notes—Conversion rights." Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease from time to time.

(3)
Assumes that the selling securityholder has sold all the shares of our common stock shown as being issuable upon the assumed conversion of notes listed next to its name and represents additional shares of our common stock beneficially owned before the offering.

(4)
Calculated based on 226,520,086 shares of common stock outstanding as of March 31, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(5)
Assumes that the unnamed holders of the notes or future transferees, pledgees, donees or successors of or from any such unnamed holders do not beneficially own any of our common stock other than the common stock that may be issuable upon conversion of the notes. Except as indicated in note (1), no unnamed holder may use this prospectus to offer or sell notes or shares of our common stock until such unnamed holder is identified as a selling securityholder in a supplement to this prospectus.

(6)
Allstate Life Insurance Company is a subsidiary of Allstate Insurance Company. Allstate Insurance Company beneficially owns 9,400 shares of our common stock. Allstate Life Insurance Company does not beneficially own any shares of our common stock.

(7)
Man-Diversified Fund II Ltd. has been identified as the controlling entity of Man Mac I Ltd. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company is Argonant Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(8)
The selling securityholder served as an initial purchaser of the notes in December 2003. The selling securityholder has represented to us that it purchased the Notes for investment purposes and not with a view toward distribution of such Notes.

(9)
The selling securityholder has identified itself as a registered broker-dealer. The selling securityholder has represented to us that it purchased the Notes for investment purposes and not with a view toward distribution of such Notes.

(10)
The selling securityholder is an affiliate of, or an investment fund or plan managed by an affiliate of, an initial purchaser of the Notes in December 2003. The selling securityholder has represented to us that it purchased the Notes for investment purposes and not with a view toward distribution of such Notes.

(11)
The selling securityholder has identified itself as an affiliate of a registered broker-dealer. The selling securityholder has represented to us that it purchased the Notes for investment purposes and not with a view toward distribution of such Notes.

PLAN OF DISTRIBUTION

        We are registering the notes and the shares of common stock that may be issued upon conversion of the notes for resale by the selling securityholders listed in this prospectus or in a supplement to this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or underlying common stock to be made directly or through agents. We will not receive any of the proceeds from the offering of the notes or the underlying shares of common stock by the selling securityholders.

        The selling securityholders, or their pledgees, donees or transferees, or other successors in interest, may sell all or a portion of the notes and the underlying shares of common stock from time to time to purchasers directly or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters" (as this term is defined in the Securities Act). As a result, any discounts, commissions, concessions or profits they earn on the resale of the notes and the underlying common stock may be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities as underwriters under the Securities Act. Selling holders who are "underwriters" within the meaning of the Securities Act are subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        The notes and the underlying shares of our common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale, or negotiated prices. These sales may be effected in transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the underlying shares of our common stock may be listed or quoted at the time of sale, which may include the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying shares of our common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes and shares of our common stock in the course of hedging their positions. The selling securityholders may also sell short the notes and shares of our common stock and deliver notes and the underlying shares of our common stock to close out short positions, or loan or pledge notes and the underlying shares of our common stock to broker-dealers that in turn may sell the notes and the underlying shares of our common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any broker-dealer or agent regarding the sale of the notes and the underlying shares of our common stock by the selling securityholders. Selling securityholders may elect not to sell all of the notes and the underlying shares of shares of our common stock covered by this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying shares of our common stock by other means not described in this prospectus.

        A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes. In addition, any notes or underlying shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the notes and shares of our common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in a distribution of the notes and the underlying shares of our common stock from purchasing notes and shares of our common stock for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of our common stock.

        Our outstanding common stock is quoted on the Nasdaq National Market under the symbol "GENZ". The notes are not listed on any securities exchange. Any notes that are resold by means of this prospectus will no longer be eligible for trading in The PORTAL Market.

        Under a registration rights agreement for the benefit of the holders of the notes, we agreed to register the notes and underlying shares of common stock under the Securities Act under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying shares of common stock, including some liabilities under the Securities Act. We have agreed to pay substantially all the expenses incidental to the registration, offering and sale of the notes and the underlying shares of our common stock to the public other than commissions, fees and discounts of underwriters, broker-dealers and agents. Our obligation to keep the registration statement of which this prospectus is a part effective is subject to exceptions. In certain cases, we may prohibit offers and sales of the notes and the underlying shares of our common stock pursuant to such registration statement.

VALIDITY OF NOTES AND COMMON STOCK

        The validity of the notes and the shares of Genzyme common stock issuable upon conversion of the notes has been passed upon for us by our counsel, Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of ILEX Oncology, Inc. at December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains two explanatory paragraphs describing the adoption of Statement of Financial Accounting Standards No. 142 and audit procedures relating to certain revisions to the 2001 financial statements for reclassification adjustments and conforming disclosures that were applied to revise the 2001 financial statements described in Note 2 to the consolidated financial statements; the 2001 financial statements were audited by other auditors who have ceased operations and for which Ernst & Young LLP has expressed no opinion or other form of assurance on the 2001 financial statements taken as a whole) incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering:

  •
  Our annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 7, 2004;

  •
  Our current reports on Form 8-K filed with the SEC on February 27, 2004, April 8, 2004, May 28, 2004 and June 18, 2004;

  •
  The description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on May 28, 2004, including any further amendment or report filed hereafter for the purpose of updating such description;

  •
  The description of common stock purchase rights contained in our Registration Statement on Form 8-A/A, filed with the SEC on May 28, 2004, including any further amendment or report filed hereafter for the purpose of updating such description;

  •
  The Consolidated Financial Statements of ILEX Oncology, Inc. as reported on pages F-1 through F-31 of ILEX Oncology, Inc.'s annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004; and

  •
  The Consolidated Financial Statements of ILEX Oncology, Inc. as reported on pages 3 through 7 of ILEX Oncology, Inc.'s quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 7, 2004.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 Attention: Corporate Communications (617) 252-7526

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to such contract or other documents, such statements are qualified in all respects by reference to such contract or other document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Distribution

SEC Registration Fee	$87,423
Legal Fees and Expenses*	$40,000
Printing Expenses*	$40,000
Accounting Fees and Expenses*	$18,000
Miscellaneous*	$2,000

Total Expenses	$187,423

*
Estimated

Item 15. Indemnification of Directors and Officers

        Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's amended and restated articles of organization, by-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

        Article VI of Genzyme's by-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions was in the best interests of Genzyme or, to the extent such matter for which indemnification is sought relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

        Genzyme also has in place agreements with its officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's by-laws.

        Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law as in effect when such liability is determined.

Item 16. Exhibits

Number	Title of Exhibit
*4.1	Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 3.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1999.
*4.3
Fourth Amended and Restated Renewed Rights Agreement dated as of May 28, 2004 between Genzyme and American Stock Transfer & Trust Company. Filed as Exhibit 4.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.4
Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee, including the form of Note. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.5
First Supplemental Indenture, dated as of May 28, 2004, to Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on June 18, 2004.
*4.6
Registration Rights Agreement dated as of December 9, 2003 by and among Genzyme and UBS Securities LLC, Credit Swisse First Boston LLC and Lehman Brothers Inc. Filed as Exhibit 10.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.7
Securities Purchase Agreement, dated as of April 17, 2001 and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.

5.1
Opinion of Ropes & Gray LLP as to the validity of the 1.25% Convertible Notes due 2023 and the common stock into which the notes are convertible. Filed with the initial filing of this Registration Statement.
12.1	Statements regarding Computation of Ratio of Earnings to Fixed Charges. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Ernst & Young LLP. Filed herewith.
23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney. Included on the signature page to the initial filing of this Registration Statement.
25.1
Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee under the Indenture relating to the 1.25% Convertible Notes. Filed with the initial filing of this Registration Statement.

*
Indicates exhibit previously filed with the Securities Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-14680.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of June 23, 2004.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Chief Financial and Chief Accounting Officer, Executive Vice President, Finance

        Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 2004.

Signature	Title

* Henri A. Termeer	Chairman of the Board, President and Chief Executive Officer
MICHAEL S. WYZGA Michael S. Wyzga	Chief Financial and Accounting Officer, Executive Vice President, Finance
* Constantine E. Anagnostopoulos	Director
* Douglas A. Berthiaume	Director
* Henry E. Blair	Director
Gail K. Boudreaux	Director
* Robert J. Carpenter	Director

* Charles L. Cooney	Director
* Victor J. Dzau	Director
* Connie Mack III	Director
*By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga, As Attorney-in-Fact

EXHIBIT INDEX

Number	Title of Exhibit
*4.1	Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 3.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1999.
*4.3
Fourth Amended and Restated Renewed Rights Agreement dated as of May 28, 2004 between Genzyme and American Stock Transfer & Trust Company. Filed as Exhibit 4.1 to Genzyme's Registration Statement on Form 8-A/A filed on May 28, 2004.
*4.4
Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee, including the form of Note. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.5
First Supplemental Indenture, dated as of May 28, 2004, to Indenture relating to the 1.25% Convertible Notes, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on June 18, 2004.
*4.6
Registration Rights Agreement dated as of December 9, 2003 by and among Genzyme and UBS Securities LLC, Credit Swisse First Boston LLC and Lehman Brothers Inc. Filed as Exhibit 10.1 to Genzyme's Form 8-K filed on December 10, 2003.
*4.7
Securities Purchase Agreement, dated as of April 17, 2001 and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.
5.1
Opinion of Ropes & Gray LLP as to the validity of the 1.25% Convertible Notes due 2023 and the common stock into which the notes are convertible. Filed with the initial filing of this Registration Statement.
12.1	Statements regarding Computation of Ratio of Earnings to Fixed Charges. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Ernst & Young LLP. Filed herewith.
23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney. Included on the signature page to the initial filing of this Registration Statement.
25.1
Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee under the Indenture relating to the 1.25% Convertible Notes. Filed with the initial filing of this Registration Statement.

*
Indicates exhibit previously filed with the Securities Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-14680.